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9 Meters Biopharma Provides Business Update and Reports
Financial Results for the First Quarter 2021

- Company closed a $31.5M equity offering in April 2021; provides cash runway into 2023
- Plan to initiate Phase 2 trial with NM-002 in SBS with total stool output as the primary endpoint in Q2 following FDA guidance
- Announced a collaboration with the Celiac Disease Foundation (CDF) to support clinical trial enrollment in 9 Meters' Phase 3 study, CeDLara, for larazotide in celiac disease

Raleigh, NC, May 13, 2021 – 9 Meters Biopharma, Inc. (Nasdaq: NMTR), a clinical-stage company focused on rare and unmet needs in gastroenterology, today provided an overview of its recent achievements and reported its financial results for the first quarter ended March 31, 2021.

Key Business Highlights

•In April, the Company closed a public offering of 34.5 million shares of common stock, inclusive of the full overallotment option exercised by the underwriters. Net proceeds to the Company were approximately $31.5 million. We estimate this financing provides sufficient cash runway into 2023 based on the current operating plan.
•Held a key opinion leader (KOL) webinar on short bowel syndrome (SBS) and provided an update on the NM-002 (proprietary long-acting GLP-1 agonist) development program.
•FDA type C meeting communications support plans to initiate Phase 2 in Q2 with NM-002 for SBS using Total Stool Output (“TSO”) as a primary efficacy outcome measure.
•Announced that the Duke Clinical Research Institute will support our Phase 2 trial in SBS, which is on target for initiation in Q2.
•Announced a collaboration with CDF to support clinical trial enrollment in 9 Meters' Phase 3 study, CeDLara, for larazotide in celiac disease.

John Temperato, President & CEO of 9 Meters Biopharma, commented: “Having just celebrated the one-year anniversary of the founding of 9 Meters, I am proud of our accomplishments, which underscore the value of our clinical assets and strength and dedication of our management team. A key highlight of the past 12 months was the successful completion of a Phase 1b/2a trial evaluating NM-002 in adults with short bowel syndrome. Based on those favorable results, we are now moving forward with a Phase 2 trial. For our Phase III product larazotide in celiac disease, we recently signed a collaboration with the CDF to support enrollment in our ongoing Phase 3 study. With our recent successful closing of our equity financing, we can now focus our efforts on the execution of these important clinical programs and continue the positive momentum and excitement in the Company for the remainder of the year.”

Anticipated Milestones for 2021 and 2022

NM-002 (proprietary long-acting GLP-1 agonist):
• Initiate Phase 2 study in Q2 2021
• Anticipated USAN/INN name in Q2 2021
• Topline Phase 2 results in Q4 2021
• Initiation of Phase 3 Study in Q4 2021

Larazotide (proprietary tight junction regulator):
• Interim analysis for Phase 3 anticipated in 2022

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• Topline readout for Phase 3 anticipated in 2022

NM-003 (proprietary long acting GLP-2 agonist) and NM-102 (proprietary tight-junction microbiome modulator):
• Progressing each into IND-enabling work in 2021

Full Year Financial Results

As of March 31, 2021, the Company’s cash and cash equivalents totaled approximately $38.5 million, compared to approximately $37.9 million on December 31, 2020. Additionally, approximately $31.5 million in net proceeds were received by the Company from a public offering completed in April 2021.

The Company reported a net loss of approximately $5.4 million, or $0.03 per share, for the first quarter of 2021, compared to a net loss of approximately $3.6 million, or $0.09 per share for the first quarter of 2020.

About 9 Meters Biopharma

9 Meters Biopharma, Inc. ("the Company") is a rare and unmet needs-focused gastroenterology company. The Company is advancing NM-002, a proprietary long-acting GLP-1 agonist into a Phase 2 trial for short bowel syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for patient-reported symptom improvement in non-responsive celiac disease.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-looking Statements This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: uncertainties associated with the clinical development and regulatory approval of product candidates; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; and risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its

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expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate contacts
Edward J. Sitar, Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media contact
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

Investor contact
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577